April 15, 1997



Board of Trustees
Pinnacle Fund
36 S. Pennsylvania Street, Suite 610
Indianapolis, Indiana 46204


     Re:  Registration Statement on Form N-1A
          of Pinnacle Fund
          Registration No. 2-95077

Gentlemen:

     We have acted as counsel to Pinnacle Fund (the "Fund") in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement of the Fund on Form N-1A, Registration No. 2-95077, as amended by post-effective amendments numbers 1 through 12 under the Securities Act of 1933 and amendments numbers 1 through 13 under the Investment Company Act of 1940 (such registration statements as so amended being hereafter referred to as the "Registration Statement"). The Registration Statement covers the registration under the Securities Act of 1933 of an unlimited number of shares of beneficial interest in the Fund (the "Registered Shares") to be offered for sale by the Fund.

     In that capacity, and for purposes of giving the opinion set forth in this letter, we have examined and reviewed the following documents and materials:

     1. A copy of the Fund's Agreement and Declaration of Trust dated December 19, 1984;

     2.   A copy of the By-Laws of the Fund;

     3. The Registration Statement, as amended, together with all exhibits thereto; and

     4.   Minutes of the meetings of the Board of Trustees of the Fund.

     In rendering the opinion set forth below, we have not passed upon and do not purport to pass upon any "doing business", "blue sky" or securities laws of any jurisdiction. Nor do we express any opinion regarding law other than the corporate law of the State of Indiana and the federal law of the United States.

     Based on the documents and materials described above, and such other matters as we deem appropriate, we hereby advise you that we are of the opinion that the Registered Shares will be, when sold pursuant to and as described in the Registration Statement and upon receipt by the Fund of the consideration for such shares as described in the Registration Statement, duly authorized, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                              Very truly yours,

                              /s/  Sommer & Barnard, PC

                              SOMMER & BARNARD, PC